Exhibit 99.1

News Release

Hilb Rogal & Hobbs Company 4951 Lake Brook Drive Glen Allen, Virginia 23060-9272	Press Contact: Liz Cougot, (804) 747-3120 IR Contact: Carolyn Jones, (804) 747-3108 Fax: (804) 747-6046

FOR IMMEDIATE RELEASE

November 13, 2007

HILB ROGAL & HOBBS ANNOUNCES APPOINTMENT OF JULIE A. BECK TO

BOARD OF DIRECTORS

RICHMOND, VA—Hilb Rogal & Hobbs Company (NYSE: HRH), one of the world’s largest insurance and risk management intermediaries, announced today that its board of directors has appointed Julie A. Beck to its board of directors effective immediately.

Ms. Beck is the executive vice president and chief financial officer of Yardley, Pennsylvania-based Journal Register Company, a publicly traded company (NYSE: JRC) that operates 22 daily newspapers, 346 non-daily publications and 227 websites. Strategically clustered in 6 geographic regions, including Greater Philadelphia, Michigan, Connecticut, Greater Cleveland, and the Capital-Saratoga and Mid-Hudson regions of New York, Journal Register Company reported revenues of $506.1 million in 2006.

Prior to her current position, Ms. Beck was senior vice president, chief financial officer and treasurer of Norwood Promotional Products, Inc. since 2003, where she reported directly to the chief executive officer. She has held a number of prestigious financial positions since graduating with a Bachelor of Business Administration in Accounting from University of Wisconsin-Madison in 1983, including vice president of finance at Inland Paperboard and Packaging, Inc., a $3 billion subsidiary of Temple-Inland Inc. and director of finance for Rockwell Automation. Ms. Beck began her career as a staff accountant for Deloitte, an international public accounting firm.

Ms. Beck served on the board of directors for Wolverine Tube, Inc., through February 2007, and has been active in numerous professional organizations, including Financial Executives Institute, the American Institute of Certified Public Accountants and the Indiana, Pennsylvania, and Wisconsin Institutes of Certified Public Accountants. She has also volunteered her time with several not-for-profit organizations.

HRH’s Chairman and Chief Executive Officer, Martin L. (Mell) Vaughan, III, commented, “On behalf of the board of directors, I would like to welcome Julie to our board. Over the course of her career, Julie has developed a sharp financial acumen, which will be an asset to our board. We look forward to incorporating Julie’s valuable business and financial insights and the contributions she will bring to the board in the years ahead.”

Hilb Rogal & Hobbs Company (HRH) is the eighth largest insurance intermediary in the United States, with over 140 offices throughout the United States and the world. HRH helps clients manage their risks in property and casualty, employee benefits, professional liability and other areas of specialized exposure. In addition, HRH offers a full range of personal and corporate financial products and services. HRH is focused on understanding our clients’ businesses, employees and risks, as well as the insurance and financial markets, so that we can develop insurance, risk management, and employee benefits solutions that best fit their needs. The company’s common stock is traded on the New York Stock Exchange, symbol HRH. More information about HRH may be found at www.hrh.com.

— END —